Exhibit 99.1

NEWS RELEASE
Contacts:
Manuel Mondragon, Assistant Treasurer
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS FIRST QUARTER 2005 FINANCIAL

AND OPERATIONAL RESULTS

Provides Guidance for the Second Quarter

HOUSTON — May 6, 2005 — W&T Offshore, Inc. (NYSE: WTI) announced today financial and operational results for the first quarter 2005.

•	W&T successful in participation in five of seven shelf exploration wells

•	Apparent high bidder on 9 of 15 bids submitted by W&T at the MMS OCS lease sale; 5 on the shelf and 2 in the deepwater have already been awarded.

Net Income: Net income for the three months ended March 31, 2005 was $39.3 million, or $0.60 per diluted share, on revenue of $129.1 million, compared to net income of $38.0 million or $0.58 per diluted share, on revenue of $123.3 million for the first quarter of 2004.

Cash Flow from Operations and EBITDA: Net cash provided by operating activities decreased 25% to $72.4 million during the first quarter 2005 from $97.0 million during the prior year’s first quarter. The decrease in cash provided by operating activities was primarily attributable to a reduction in accounts payable in the first quarter of this year as compared to last year. First quarter EBITDA was $101.5 million, compared to $98.7 million during the prior year’s first quarter. For additional information regarding EBITDA, please refer to the attached schedule for a reconciliation of net income to EBITDA later in this release.

Production and Prices: Total production in the first quarter of 2005 was 12.4 billion cubic feet (“Bcf”) of natural gas at an average price of $6.33 per thousand cubic feet (“Mcf”) and 1.2 million barrels (“MMBbls”) of oil at an average price of $43.67 per Bbl, or 19.3 billion cubic feet of gas equivalent (“Bcfe”) at an average price of $6.67 per Mcfe. This compares to production of 14.3 Bcf of gas at an average price of $5.73 per Mcf and 1.3 MMBbls of oil at an average price of $32.95 per Bbl, or 21.8 Bcfe at an average price of $5.65 per Mcfe in the first quarter of 2004. The reduction in sales volumes for all products is attributable to normal decline, as anticipated. Production is expected to increase in the 3rd and 4th quarters as planned projects come on-line. The Company did not have any hedges in place in the first quarter of 2005 or 2004.

Lease Operating Expenses (“LOE”): LOE for the first quarter of 2005 decreased to $16.2 million, or $0.84 per Mcfe, from $17.4 million, or $0.80 per Mcfe, in the first quarter of 2004, primarily due to lower than anticipated base operating expenses and planned maintenance.

Depreciation, depletion, amortization and accretion (“DD&A”): DD&A increased to $41.3 million, or $2.14 per Mcfe, in the first quarter of 2005 from $39.6 million, or $1.82 per Mcfe, in the same period of 2004. The increase in DD&A on a per unit basis during the first quarter of 2005 is a result of higher depletable costs.

Capital Expenditures and Operations Update: During the first quarter of 2005, W&T participated in the drilling of seven gross exploration wells in the Gulf of Mexico. Five wells were successful. W&T spent $30.3 million for development capital, $25.2 million for exploration and $0.5 million for other capital expenditure items.

Lease Sale Update: W&T was the apparent high bidder on nine of 15 leases at the Central Gulf of Mexico lease sale on March 16, 2005. Of the nine blocks, seven of which are on the shelf and two in the deepwater. W&T’s net financial exposure totaled $3.3 million. Seven blocks (five on the shelf and two in the deepwater) have been awarded to date, and the remaining two are pending the necessary approvals from the MMS.

Drilling Highlights: In the first quarter of 2005, the Company participated in the drilling of seven exploratory wells, all in the Gulf of Mexico region. Five of the exploration wells were successful. Of the wells drilled in the first quarter of 2005, one was in deepwater, and six were on the conventional shelf. One deepwater and one shelf well were unsuccessful. In the final three quarters of the year, we anticipate drilling 12 exploration wells on the conventional shelf and onshore, four in the deep shelf and six in the deepwater. Unrisked net potential for these remaining wells is about 275 BCFE.

Dividends: On March 28, 2005, the Company’s board of directors declared a cash dividend of $0.02 per common share, payable on May 2, 2005 to shareholders of record on April 15, 2005.

“We were successful on five of seven exploration wells during the first quarter and added significant acreage from the recent lease sale. The quarter was quite successful for us,” said Tracy W. Krohn, Chairman and Chief Executive Officer. “Like other operators, we are being negatively affected by rising rig rates and the tightening of supplies and services. Although a couple of our projects have been delayed due to lack of rig availability, we currently have six rigs operating for us in the Gulf,” Krohn continued, “We continue to add prospects and acreage from the lease sale to our exploration inventory and are moving ahead with our development drilling program. We are expecting a strong second half of the year based on the development of many of our successful discoveries from this and last year.”

Outlook: Certain factors affecting these forward-looking statements are listed in this news release. Guidance on performance for the second quarter and full year of 2005 is shown in the table below.

Estimated Daily Production	Second Quarter 2005	Full-Year 2005
Crude Oil (MMBbls)	1.1 – 1.2	4.9 – 5.2
Natural Gas (Bcf)	11.5 – 12.1	53.5 – 56.2
Total (Bcfe)	18.3 – 19.3	83.1 – 87.4

Operating expenses ($ in millions, except as noted)	Second Quarter 2005	Full-Year 2005
Lease operating expense	$20.5 – $21.5	$82.0 – $85.0
Gathering, Transportation & Production Taxes	$3.5 – $4.0	$14.0 – $15.0
General and administrative	$ 6.5 – $ 7.5	$26.0 – $30.0
Income tax rate,% deferred	35.0%, 20%	35.0%, 20%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Friday, May 6, 2005 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (303) 262-2137 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Friday, May 13, 2005. To access the replay, dial (303) 590-3000 and reference conference ID 11029672.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deep water, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (www.sec.gov).

- Tables to Follow -

W&T OFFSHORE, INC.

Consolidated Statements of Income

	Three Months Ended March 31,
	2005	2004
	(In thousands, except per share amounts)
	(Unaudited)
Revenues:
Oil and natural gas	$128,724	$123,118
Other	348	149

Total revenues	129,072	123,267
Expenses:
Lease operating	16,153	17,368
Gathering, transportation costs and production taxes	4,496	2,854
Depreciation, depletion, and amortization	38,957	37,375
Asset retirement obligation accretion	2,312	2,228
General and administrative	6,909	4,318

Total operating expenses	68,827	64,143

Income from operations	60,245	59,124

Net interest expense	(221)	(596)

Income before income taxes	60,024	58,528

Income tax expense	20,742	20,485

Net income	39,282	38,043

Less: Preferred stock dividends	—	—

Net income applicable to common and common equivalent shares	$39,282	$38,043

Earnings per common share:
Basic	$0.63	$0.72

Diluted	$0.60	$0.58

Shares outstanding:
Weighted average shares - Basic	61,962	52,580

Weighted average shares - Diluted	65,964	65,919

Consolidated Cash Flow Information
Net cash provided by operating activities	$72,428	$97,009

Capital expenditures	56,040	52,609

Other Financial Information
EBITDA	$101,514	$98,727

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization and accretion. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA:

	Three Months Ended March 31,
	2005	2004
Net income	$39,282	$38,043
Income tax expense	20,742	20,485
Net interest expense	221	596
Depreciation, depletion, amortization and accretion	41,269	39,603

EBITDA	$101,514	$98,727

W&T OFFSHORE, INC.

Operating Data

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Net sales:
Natural gas (MMcf)	12,375	14,258
Oil (MBbls)	1,154	1,258
Total natural gas and oil (MMcfe)	19,299	21,806

Average daily equivalent sales (MMcfe/d)	214.4	239.6

Average realized sales price:
Natural gas ($/Mcf)	$6.33	$5.73
Oil ($/Bbl)	43.67	32.95
Natural gas equivalent ($/Mcfe)	6.67	5.65

Average per Mcfe data ($/Mcfe):
Lease operating expenses	$0.84	$0.80
Gathering, transportation cost and production taxes	0.23	0.13
Depreciation, depletion, amortization and accretion	2.14	1.82
General and administrative	0.36	0.20
Net cash provided by operating activities	3.75	4.45
EBITDA	5.26	4.53

W&T OFFSHORE, INC.

Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
	(In thousands)
	(Unaudited)
Assets
Current assets:
Cash	$45,427	$64,975
Accounts receivable	56,158	71,714
Prepaid expenses and other	9,055	9,293

Total current assets	110,640	145,982

Property and equipment - at cost	1,203,716	1,147,367
Less accumulated depreciation, depletion and amortization	582,111	543,154

Net property and equipment	621,605	604,213

Other assets	11,422	10,589

Total assets	$743,667	$760,784

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$76,069	$107,220
Asset retirement obligations	23,514	27,489
Accrued liabilities and other	27,054	21,738

Total current liabilities	126,637	156,447

Long-term debt	—	35,000
Asset retirement obligations, less current portion	117,249	114,937
Deferred income taxes	99,131	92,093
Other liabilities	2,429	2,429
Shareholders’ equity:
Preferred stock	—	45,435
Common stock	1	—
Additional paid-in capital	52,293	6,478
Retained earnings	345,927	307,965

Total shareholders’ equity	398,221	359,878

Total liabilities and shareholders’ equity	$743,667	$760,784

W&T OFFSHORE, INC.

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2005	2004
	(In thousands)
	(Unaudited)
Operating activities:
Net income	$39,282	$38,043
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	41,269	39,603
Amortization of debt issuance costs	103	115
Share-based compensation	381	391
Deferred income taxes	7,038	5,517
Changes in operating assets and liabilities	(15,645)	13,340

Net cash provided by operating activities	72,428	97,009

Investing activities:
Investment in oil and gas property and equipment	(56,025)	(52,548)
Proceeds from sales of oil and gas property and equipment	—	119
Purchases of furniture, fixtures and other	(15)	(61)
Change in restricted deposits	(47)	(46)

Net cash used in investing activities	(56,087)	(52,536)

Financing activities:
Borrowings of long-term debt	—	38,500
Repayments of borrowings of long-term debt	(35,000)	(86,200)
Debt issuance costs	(889)	—

Net cash used in financing activities	(35,889)	(47,700)

Decrease in cash and cash equivalents	(19,548)	(3,227)
Cash and cash equivalents, beginning of period	64,975	4,016

Cash and cash equivalents, end of period	$45,427	$789